RESEARCH AGREEMENT

This Agreement effective the 31st day of December, 2023, between Novusterra, Inc (Sponsor) and Texas Tech University, a public institution of higher education of the State of Texas (University).

The research program contemplated by this Agreement is of mutual interest and benefit to University and to Sponsor, will further the instructional and research objectives of University in a manner consistent with its status as a tax-exempt, educational institution, and may derive benefits for both Sponsor and University.

In consideration of the mutual covenants herein, the parties agree to the following:

Article 1 - Definitions

As used herein, the following terms have the following meanings:

1.1 "Project" means the description of the project as described in Attachment A, under the direction of Gerri Botte as principal investigator.

1.2 "Agreement Period" means the period from January 1, 2024 through December 31, 2025.

1.3 "University Intellectual Property" means individually and collectively all inventions, improvements, discoveries, and/or software that are conceived and/or reduced to practice by one or more employees of University, in performance of research under this agreement.

1.4 “Joint Intellectual Property” means individually and collectively all inventions, improvements, discoveries, and/or software that are conceived and/or reduced to practice jointly by one or more employee of University and one or more employees of Sponsor in performance of research under this agreement.

Article 2 - Research Work

2.1 University will commence the performance of Project promptly after the effective date of this Agreement, and will use reasonable efforts to perform such Project substantially in accordance with the terms and conditions of this Agreement. Sponsor and University may amend the Project at any time by mutual written agreement.

2.2 In the event that the Principal Investigator becomes unable or unwilling to continue Project, and a mutually acceptable substitute is not available, University and/or Sponsor will have the option to terminate the Project.

Article 3 - Reports and Conferences

3.1 During the term of this Agreement, representatives of University will meet with representatives of Sponsor at times and places mutually agreed upon to discuss the progress and results, as well as ongoing plans, or changes to the Project.

Article 4 - Costs, Billings, and Other Support

4.1 It is agreed to and understood by the parties that, subject to Article 2, total costs to Sponsor will not exceed the sum of $588,000.00. Sponsor will make payments according to the deliverable schedule included in Attachment A. University will provide an invoice for each scheduled payment to the following:

Electronically at: GOJ@Novusterrainc.com and JDB@Novusterrainc.com

4.2 If the Agreement continues for the full Agreement period as specified in Article 1.2 any funds remaining at the end of that period will be the property of the University.

4.3 University will retain title to any equipment purchased with funds provided by Sponsor under this Agreement.

4.4 In the event of early termination of this Agreement by Sponsor pursuant to Article 9, Sponsor will pay all costs accrued by University as of the date of termination, including non-cancelable obligations, which will include all non-cancelable contracts and fellowships or postdoctoral associate appointments called for in Attachment A, incurred prior to the effective date of termination. After termination, any obligation of Sponsor for fellowships or postdoctoral associates will end no later than the end of University's academic year following termination.

Article 5 - Publicity

5.1 Sponsor will not use the name of University, nor of any member of University's Project staff, in any publicity, advertising, or news release without the prior written approval of an authorized representative of University. University will not use the name of Sponsor, or any employee of Sponsor, in any publicity without the prior written approval of Sponsor.

5.2 University will have the right to include the Sponsor's name, the title of the Research Project, and the amount of funding in standard internal and external reports.

Article 6 - Publications

6.1 Sponsor recognizes that under University policy, the results of University Project must be publishable and agrees that Researchers engaged in Project will be permitted to

present at symposia, national, or regional professional meetings, and to publish methods and results of Project in journals, theses, dissertations, or other media of their own choosing. University will furnish copies of any proposed publication or presentation to Sponsor at least sixty (60) days in advance of the submission, proposed publication, or presentation to a journal, editor, or other third party. Sponsor will have thirty (30) days after receipt of the copies to object to the proposed presentation or proposed publication because there is patentable subject matter that needs protection. If Sponsor objects, the Researcher(s) will refrain from making such publication or presentation for a maximum of ninety (90) days from date of receipt of the objection in order for patent applications(s) to be filed with the United States Patent and Trademark Office and/or foreign patent offices(s) directed to the patentable subject matter contained in the proposed publication or presentation.

Article 7 - Intellectual Property

7.1 All rights and title to University Intellectual Property under Project will belong to University and will be subject to the terms and conditions of this Agreement.

7.2 Rights to inventions, improvements and/or discoveries, whether patentable or copyrightable or not, conceived and first actually reduced to practice solely by employees of Sponsor will belong to Sponsor. Such inventions, improvements, and/or discoveries will not be subject to the terms and conditions of this agreement.

7.3 University will promptly notify Sponsor of any University Intellectual Property conceived and/or reduced to practice by University with support of Sponsor and in performance of research during the Agreement Period under this agreement. If Sponsor directs that a patent application or application for other intellectual property protection be filed, University will promptly prepare, file, and prosecute such U.S. and foreign application(s) in University's name. Sponsor will bear all costs incurred in connection with such preparation, filing, prosecution, and maintenance of U.S. and foreign application(s) directed to the University Intellectual Property. Sponsor will cooperate with University to assure that such application(s) will cover, to the best of Sponsor's knowledge, all items of commercial interest and importance. While University will be responsible for making decisions regarding scope and content of application(s) filed and prosecuted, University will give Sponsor an opportunity to review and provide input. University will keep Sponsor advised as to all developments with respect to the application(s) and will promptly provide to Sponsor copies of all papers received and filed in connection with the patent applications in sufficient time for Sponsor to comment.

7.4 If Sponsor elects not to exercise its option or decides to discontinue financial support of the prosecution or maintenance of the protection, University will be free to file or continue prosecution or maintain any such application(s), and to maintain any protection issuing in the U.S. and in any foreign country at University's sole expense.

7.5 All rights and title to Joint Intellectual Property shall be determined in accordance with

U.S. Patent law. Arrangements for Joint Intellectual Property shall be negotiated.

7.6 Any intellectual property of Sponsor owned solely by Sponsor and used on Project shall remain the sole property of Sponsor and shall only be used by University in accordance with this Project. The right to use Sponsor's sole intellectual property shall lapse after termination or expiration of this Agreement, and any remaining Sponsor sole intellectual property shall be returned to Sponsor or, if requested by Sponsor, destroyed.

Article 8 - Grant of Rights

8.1 Pursuant to Article 7.3, to the extent that University will have the legal right to do so, and provided that Sponsor pays all direct and indirect costs of the Statement of Work including a proportionate share of all researcher salaries and benefits, Sponsor will have a time-limited first right to negotiate a license to the University's interest in any University Intellectual Property conceived and/or reduced to practice by University with support of Sponsor and in performance of research during the Agreement Period under this agreement.

8.2 Sponsor will notify the University in writing within thirty (30) days of notice (election period) of disclosure to Sponsor whether it wishes to secure an option or license to University's interest in the disclosed intellectual property. Sponsor will have ninety (90) days from the date of election to conclude such option or license agreement with University. If the option or license negotiation is not concluded within the 90 days, or if Sponsor does not notify University of its wish to secure an option or license within the election period, neither party will have any further obligation to the other with respect to the University's interest in the subject intellectual property. The rights will be disposed of in accordance with University's Operating Policy 74.04 (Intellectual Property Rights).

Article 9 - Term and Termination

9.1 This agreement will become effective upon the date first written above and will continue in effect for the full duration of the Agreement Period unless terminated in accordance with the provision of this Article. The parties may extend the term of this Agreement for additional periods as desired under mutually agreeable terms and conditions that the parties reduce to writing and sign. Either party may terminate this agreement upon ninety (90) days prior written notice to the other.

9.2 In the event that either party commits any breach of or default in any of the terms or conditions of this Agreement, and fails to remedy such default or breach within ninety (90) days after receipt of written notice from the other party, the party giving notice may, at its option and in addition to any other remedies which it may have at law or in equity, terminate this Agreement by sending notice of termination in writing to the other party. The termination will be effective as of the date of the receipt of the notice.

9.3 Subject to Article 8, termination of this Agreement by either party for any reason will not affect the rights and obligations of the parties accrued prior to the effective date of

termination of this Agreement. No termination of this Agreement, however effectuated, will affect the Sponsor's rights and duties under Article 7, or release the parties from their rights and obligations under Articles 4, 5, 6, 7, 8, and 10.

9.4 Neither party shall be liable for any failure or delay in performance under this Agreement (other than for delay in the payment of money due and payable hereunder) to the extent such failure or delay is proximately caused by causes beyond that party's reasonable control and occurring without its fault or negligence.

Article 10 - Independent Contractor

10.1 In the performance of all services hereunder:

10.1.1 University will be an independent contractor and, as such, University will not be entitled to any benefits applicable to employees of Sponsor.

10.1.2 Neither party is authorized or empowered to act as agent for the other for any purpose and will not enter into any contract, warranty, or representation on behalf of the other as to any matter. Neither party will be bound by the acts or conduct of the other.

Article 11 - Insurance

11.1 University represents that University has adequate Worker's Compensation Insurance, which is applicable to officers, employees, and agents while acting within the scope of their employment by University, and University has no liability insurance policy as such that can extend protection to any other person.

11.2 Each party hereby assumes all risks of personal injury and property damage attributable to the negligent acts or omissions of that party and its officers, employees, and agents.

Article 12 – Export Control

The parties understand that the export of goods and/or technical data from the United States may require some form of export control license from the U.S. Government in accordance with Export Administration Regulations, Title 15 CFR, sections 730-774. The parties agree that they will not disclose, export or re-export any materials or technical data received under this Agreement to any countries for which the U.S. Government requires an export license unless it has obtained prior written authorization first from the cognizant government agency or other authority responsible for such matters. The parties further agree that in the event that export license is required, the party requiring such a license shall be responsible for the cost of obtaining such license.

Article 13 - Governing Law

This Agreement will be governed and construed in accordance with the laws of the State of Texas. Venue for any claim arising under this agreement will be the state courts of Lubbock

County, Texas.

Article 14 - Assignment

This agreement will not be assigned by either party without the prior written consent of the parties.

Article 15 - Agreement Modification

An agreement to change the terms of this Agreement will be valid only if the change is made in writing and approved by mutual agreement of authorized representatives of the parties. However, an extension of the Agreement Period may be extended by mutual agreement of the Parties via email or letter and will not require a formal modification of the Agreement.

Article 16 - Notices

16.1 Notices, invoices, communications, and payments will be deemed made if given by registered or certified envelope, postage prepaid and addressed to the party to receive such notice, invoice, or communication at the address given below, or such other address as may hereafter be designated by notice in writing.

If to Sponsor:

Gregory Jensen
CEO, Novusterra Inc.
12115 Visionary Way
Suite 174
Fishers, IN 46038
812-391-0263
GQJ@Novusterrainc.com

If to University and a contractual matter:

Cui Romo, J.D., CRA
Managing Director, Office of Research Services
Texas Tech University
2625 Memorial Circle – Administration Building #349
P.O. Box 41035
Lubbock, TX 79409-1035
806.742.3884
ors.awardservices@ttu.edu

If to University and a technical matter:

KS ~~<Name>~~ Gerri Botte
~~<Title>~~ Founder and Director, CASFER an NSF Engineering Research Center, Professor and Whitacre Endowed Chair in Sustainable Energy, Founder and Director, Institute for Sustainability and Circular Economy
gQJ

~~<Address #1>~~ 2500 Broadway
~~<Address #2>~~ Box 43021
~~<City, State, Zip>~~ Lubbock, TX 79409-3021
~~<telephone number>~~ 806-834-8187
~~<email address>~~ gerri.botte@ttu.edu

16.2 By written notice to the other, either Party may change the address to which such notices or communications are to be sent.

Article 17 – Dispute Resolution

Sponsor will use the Texas Government Code, Chapter 2260's dispute resolution process to attempt to resolve any claim for breach of contract arising under this Agreement that is not resolved in the ordinary course of business.

Article 18 – Sovereign Immunity

The university does not waive sovereign immunity by its execution of or by any conduct of its representatives under this agreement, and the dispute resolution process does not affect the University's right to assert all claims and defenses in a lawsuit.

Article 19—Nonwaiver

The failure of either Party to insist on or enforce strict performance by the other Party of any of the terms of this Agreement will not be construed as a waiver or relinquishment to any extent of its right to assert or rely upon such terms or rights on any future occasion.

Article 20—Electronic Signatures Acceptable

Except as may be prohibited by applicable law or regulation, this Agreement and any amendment may be signed in counterparts, PDF, or other electronic means, each of which will be deemed an original and all of which when taken together will constitute one agreement.

This agreement is executed in duplicate and is effective as of the day and year first referenced above.

Novusterra Inc (Sponsor)

Greg Jensen

By: Gregory Jensen
Title: CEO
Date: 12-31-2023

Texas Tech University (University)

Kellee Smith Digitally signed by Kellee Smith Date: 2024.01.02 09:37:48 -06'00'

By: Kellee Smith
Title: Assistant Managing Director
Date: 1/2/24

ATTACHMENT A

Statement of Work and Budget

Attachment A

Synthesis of Carbon Nanomaterials from Coal

Project Director: Gerardine G. Botte, PhD
Professor and Whitacre Endowed Chair in Sustainable Energy
Institute for Sustainability and Circular Economy
Department of Chemical Engineering
gerri.botte@ttu.edu

Business Point of Contact: Amy Cook, J.D.
Texas Tech University
Lubbock, TX 79409
(806) 742-3892
amy.cook@ttu.edu

Submitted to: Greg Jensen
CEO
Novusterra Inc.
812-391-0263
GQJ@Novusterrainc.com
12115 Visionary Way
Suite 174
Fishers, IN 46038

Date submitted: December 1, 2023
Project Start Date: January 1, 2024
Project Period: 20 months

1. DESCRIPTION OF PROJECT:

This program is designed to demonstrate the production of carbon nanomaterials from electrolyzed coal. The process consists of the integration of a coal electrolytic cell with spray pyrolysis. The conditions of the electrolysis and spray pyrolysis will be optimized to produce a wide range of carbon nanostructures with characterized conditions which will enable the adjustment of the process conditions to produce different nanostructures.

2. TASKS, DELIVERABLES, AND BUDGET:

Assumes a start date of the project (SOP) of January 1, 2024.

Tasks	*Item*	*Deliverable/ Milestone*	*Deliverable/ Milestone Amount*	*Deadline. Start of Project (SOP)*

1	*Technical/kick-off meeting and Project Plan*	Technical kick-off meeting &Project Plan. Deliverable: power point presentation with project plan.	1: $7,500	SOP+.5 months Total time of task: 0.5 months
2	*Laboratory scale carbon nanomaterial production design (electrolysis and spray pyrolysis). Electrolysis system to handle 30 g per batch. Spray pyrolysis system to handle 6 g per batch.*	Laboratory scale production design and report: Deliverable: power point presentation with components.	2: $92,500 (includes purchasing parts and components for lab scale system)	SOP+3 months Total Time of Task: 3.0 months
3	*Laboratory scale production apparatus assembly (electrolysis and spray pyrolysis)*	laboratory scale production apparatus assembled and report. Deliverable: Report including preliminary data of operation (electrolysis conditions, 1 batch of nanoparticles synthesis with characterization, TEM/SEM)	3: $14,500	SOP+4 months Total Time of Task: 1 month
4	*Electrolysis/spray pyrolysis operation, observation, and material delivery, optimization needs identified and report*	Operate the electrolysis/spray pyrolysis apparatus on a continuous cycle for 60 days. During this time make observations for optimization and adjustments (solution, temperature, cycle time, best coal types for the process). Identify the optimization needs/goals for the production process and produce a report that discusses these.	4: $58,500	SOP +6 months Total Time of Task: 2 months

		Deliverable: report with findings		
5	*Carbon Nanomaterial Production, Characterization and Support*	Continue to operate the laboratory scale apparatus and deliver nanomaterial to Novusterra. Perform characterization analysis of carbon nanomaterials and precursor solution and record these findings in a report. Deliverable: report with the characterization of the nanomaterial and up to 10 samples of 1 g each of nanomaterials.	5: $30,000	SOP+7 Months Total time of Task: 1 month
6	*Initial laboratory scale production improvements and report*	Operate the laboratory scale electrolysis process on a continuous cycle and deliver material to Novusterra. Observe the performance of the process and record the findings in a report. Deliverable: report with the characterization of the material and the operating conditions.	6: $30,000	SOP +8 Months Total Time of Task: 1 month
7	*Continue to operate the laboratory scale apparatus and gather data. Perform final laboratory scale carbon nanomaterial production improvements and produce a report*	Completion of laboratory scale production apparatus optimization and report. Deliverables: 7.1 Update progress via power point presentation (2 months)	7.1: $80,000 7.2: $80,000 7.3: $85,000 Total: $245,000	SOP+14 months Total time of task: 6 months (Y1 and Y2, 2 months in Y2)

		7.2 Update progress via power point presentation (2 months) 7.3 Report with findings of the optimization (2 months)		
8	*Produce 50 laboratory scale batch cycles of material, pre-pilot scale apparatus design, and report*	Produce 50 laboratory scale batches of material and deliver to Novusterra Inc. Deliverable: Pre-pilot scale production design and findings report. Produce 50 samples of 0.5 g each.	8: $53,500	SOP+16 Months Total time of task: 2 months
9	*Pre-pilot scale carbon nanomaterial production apparatus produced and final report*	Pre-pilot scale carbon nanomaterial production apparatus assembled and final report. Deliverable: Report with design of pre-pilot scale production system.	9: $56,500	SOP+20 Months Total time of task: 4 months

Total Cost: $588,000

Category	Cost	Comments
Personnel	244,529	Refer to section 3, Project Management
Supplies	53,850	For the synthesis of nanostructures
Equipment	41,972	Synthesis of nanostructures
Characterization of samples	7,755	Characterization of nanostructures
Graduate Student Tuition	40,355	Required by Texas Tech Policy
Total Direct Costs	388,461	
Total Indirect Costs	199,539	65% of modified direct costs (excludes tuition and equipment)
Total Project Cost	**$588,000**	

Billing: Texas Tech University will bill sponsor per deliverable as described in table above.

Contract Type: This is a deliverable based project, fixed price award budget.

3. PROJECT MANAGEMENT AND FACILITIES:

Dr. Botte will serve as the project Director and Principal Investigator. Dr. Botte has over 25 years of experience in the development of electrochemical processes, process intensification, electrocatalysis, and sustainable manufacturing, with 215 publications including 62 granted patents. Dr. Botte is currently the Director of the Institute for Sustainability and Circular Economy at Texas Tech University, a professor, and the Whitacre Endowed Chair in Sustainable Energy.
Two graduate students will be dedicated to the project to work on the electrolysis/synthesis optimization and characterization. A post-doctoral research associate will dedicate between 15%-30% of his/her time on the execution of different deliverables and will support Dr. Botte on the management of the project, production of presentations, and reports. Other personnel assign to the project include 15% of a research engineer and up to 10% of a technician to work on the fabrication of test rigs, and implementation of safety protocols and operating procedures.

Equipment and facilities

The project will be executed through the Institute for Sustainability and Circular Economy and operations will take place in the Chemical-Electrochemical Technology and Innovation (CETI) laboratory at Texas Tech University (TTU) under the Directorship of Prof. Botte, a 1,500 ft^2 *state-of-the-art* laboratory for fundamental, applied, and scale up of electrochemical technologies. In addition, the project team will have access to the advanced facilities and centers housed within the Edward E. Whitacre, Jr. College of Engineering including the Materials Characterization Center (MCC). Available equipment and infrastructure include:

- Bench testing system for ammonia electrolysis
- Electrochemical Pine Research Instrumentation. Modulated Speed Rotator (MSR) & Rotating Disk Electrodes (RDEs)
- Arbin Potentiostats (2 Potentiostats: 8 channels and 4 channels)
- Techni mini plating (5 stations)
- Solartron 1470E Potentiostats (1)
- Solartron Impedance Analyzers (1)
- Agilent 7890B Gas Chromatograph (GC) System with flame ionization detector (FID) and thermal conductivity detector (TCD)
- ThermoFisher Trace 1300 Gas Chromatography/Mass Spectrometer
- X-ray Diffractometer Rigaku SmartLab 3kW
- Hitachi S-4700 field emission scanning electron microscope equipped with EDAX energy dispersive X-ray (EDX) spectrometer
- Hitachi H-9500 transmission electron microscope equipped with EDAX energy dispersive X-ray (EDX) spectrometer
- Hitachi NB5000 focused ion & electron beam system equipped with EDAX energy dispersive X-ray (EDX) spectrometer
- PHI 5000 VersaProbe X-ray photoelectron spectrometer (Physical Electronics)
- Asylum Research MFP-3D-SA atomic force microscope
- VERTEX 70 Fourier transform infrared spectrometer/HYPERION 2000 infrared microscope (Bruker Optics)

- RAM II FT-Raman spectrometer module/RamanScope III FT-Raman microscope module/SENTERRA dispersive Raman microscope spectrometer (Bruker Optics)
- 3i Marianas spinning disk confocal system
- Varian Cary 5000 UV-Vis-NIR spectrometer
- Mettler thermogravimetric analyzer, TGA/SDTA851e module
- Mettler differential scanning calorimeter, DSC822e module
- Zetatrac Ultra zeta potential and particle size analyzer, particle size measuring range 0.8 nm-6.5 μm (Microtrac Inc.)
- API Aerosizer particle size analyzer, particle size measuring range 0.2-700 μm (TSI Inc.)
- Quantachrome Autosorb iQ (ASiQ) micropore analyzer

Stabino particle charge mapping system (Particle Metrix)